Exhibit 13.12

//crm.private.seedinvest.com/email_campaigns/email_campaign/6676 1/3 Company Update Trust Stamp launches privacy-preserving biometric location tracking for COVID-19 & webinar tomorrow Trust Stamp recently announced the launch of Safe14, a secure location tracking solution that aims to slow the spread of 4/23/2020 SI CRM https:COVID-19 while protecting individual civil liberties. This cryptographic artificial intelligence technology detects if someone has been in an at-risk location without exposing his or her identity. Safe14 uses identity-protecting technology to provide government and health officials with the granular information they need to address the spread of COVID- 19, while protecting personal data. The tool aims to enhance trust on all levels of interaction between organizations and end-users. While Trust Stamp plans to commercialize this technology in response to changing needs of the “new normal” down the road, Trust Stamp will provide zero-cost licensing to government, healthcare, NGO, and other non-profit users in support of global public

4/23/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6676 2/3 By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. A reservation is non-binding and you may cancel at any time. RESERVE SHARES Upcoming Webinar Tomorrow Join the CEO of Trust Stamp for its first individual investor webinar tomorrow, Thursday, April 16th at 3pm ET. Register here. Questions? Email us. We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. Trust Stamp is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Trust Stamp: https://www.seedinvest.com/trust.stamp Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive

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